Exhibit 107.1

CALCULATION OF FEES TABLE
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

ARMOUR RESIDENTIAL REIT, INC.
(Exact name of registrant as specified in its charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rate	Amount Registered (1)	Proposed Maximum Offering Price Per Share (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee (2)
Equity	Common Stock,$0.001 par value (1)	Rule 457(c) and Rule 457(h)	100,000	$8.745	$874,500	.0000927	$81.06615
Total Offering Amounts					$874,500
Total Fee Offsets							0
Net Fee Due							$81.06615

(1)     Represents shares of common stock issuable to our non-executive directors in connection with certain director compensation payable in common stock, cash, or a combination of common stock and cash at the option of the director. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an additional indeterminate amount of shares to be offered or sold and shares that may become issuable by reason of certain corporate transactions or events, including any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of common stock.

(2)    Calculated pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, based upon the average of the high and low price per share of our common stock as reported on the New York Stock Exchange on February 14, 2022.